[Exhibit 99.1]

4061 Powder Mill Road CenterPark II Suite 320 Beltsville, MD 20705 (301) 617-9080 (301) 937-4794/617-9075 fax

September 28, 2010

Dear Investor,

          As you may be aware, on January 28, 2010, the (“Petition Date”) a group of 10% Secured Convertible Promissory Note Holders of MetaMorphix, Inc. (“MMI”) filed an involuntary chapter 7 petition (the “Involuntary Petition”) against MMI in the United States Bankruptcy Court for the District of Delaware, Case No. 10-10273. On March 10, 2010, MMI filed an Answer to the Involuntary Petition. The Involuntary Petition and the Answer have remained pending before the bankruptcy Court.

          Since the Petition Date, MMI’s intent was to convert the Chapter 7 to a Chapter 11 to seek an orderly restructuring of the Company and continue operations. A Chapter 11 filing entails that MMI obtain Debtor in Possession Financing to reorganize MMI in order to preserve and grow the value of the Corporation for the benefit of our creditors. In this regard MMI has been in negotiations with a number of funding entities including certain of the largest creditor constituencies to secure funding. As of this date, I regret to report that those efforts have not resulted in the financing necessary to fund reorganization under chapter 11 of the Bankruptcy Code. Management continues to seek DIP financing and is awaiting proposals from prospective financiers.

          The Bankruptcy Court has scheduled a hearing for September 30, 2010, to consider the Involuntary Petition. The likely result of the hearing (unless DIP financing can be obtained within the coming week) is that the Court will enter an Order for Relief with the result being that MMI will be a chapter 7 debtor. In that event, MMI’s assets will then come under the control of a chapter 7 trustee appointed in the bankruptcy case. The trustee will then consider his or her options including, among other things, liquidation, sale of the company and/or a winding down of current operations.

          Please contact me if you have any questions in this regard.

Best regards,

/s/ Edwin C. Quattlebaum

Edwin C. Quattlebaum, Ph.D.
President & CEO

Certain statements in this document are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. These forward-looking statements are based on MetaMorphix, Inc.’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, MetaMorphix, Inc. notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of MetaMorphix, Inc.’s businesses include but are not limited to; (1) the early stage and uncertainty of product development; and (2) other factors, including a history of losses that might be described from time to time in MetaMorphix, Inc.’s regulatory filings.